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                                                                  Exhibit(e)(29)

                          [VICTORINOX SWISS ARMY LOGO]

Victorinox AG
CH-6438
Ibach-Schwyz
Switzerland
Attention: Charles Elsener, Jr.

Dear Charles:

     This letter sets forth our agreement with respect to certain amounts owed by Victorinox-Swiss Army Watch, S.A. ("VSA") to Victorinox AG ("Victorinox") in respect of funds, property and services provided by Victorinox to VSA, including without limitation in respect of: (i) funds provided by Victorinox for the construction of a trade show booth, purchases of inventory and certain other operating expenses, (ii) the allocated costs of occupying a portion of Victorinox's factory, and (iii) compensation paid by Victorinox to certain of its employees who provide services to VSA, and for reinbursement for other out-of-pocket costs incurred by Victorinox on behalf of VSA.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Victorinox and VSA hereby agree as follows effective as of June 20, 2002 (the "Effective Date"):

     1. Of the total amount owed by VSA to Victorinox as of the Effective Date, CHF 5,200,000 (the "Payable") shall be due and payable on October 15, 2003.

     2. The unpaid portion of the Payable shall bear interest from the Effective Date until such Payable is paid, at the rate of [1.5%] per annum.

     3. The Payable may be prepaid, in whole or in part, at any time and from time to time, without penalty.

     If the foregoing correctly sets forth our agreement as to the matters set forth, please sign and return to me a copy of this letter.

                                         Very truly yours,

                                         VICTORINOX-SWISS ARMY WATCH, S.A.


                                         By: /s/ Susanne Rechner
                                             -------------------------------
                                                 Susanne Rechner, President
ACCEPTED AND AGREED
as of June 20, 2002

VICTORINOX AG

By: /s/ Charles Elsener
    ----------------------------------
        Charles Elsener, Jr., President


ny-429775

       VICTORINOX SWISS ARMY WATCH SA   www.victorinoxswissarmywatch.com
 CH-6433 Ibach Schwyz Switzerland   Tel +41 41 818 15 79   Fax +41 41 818 15 71
 Sales and Marketing:  Rue du Soleil 17  2504 Biel/Bienne  Tel +41 32 344 99 44
                              Fax +41 32 344 39 48